PROSPECTUS

                                 168,229 Shares

                                   HCIA INC.

                                  Common Stock

         The shares of common stock, par value $.01 per share (the "Common Stock"), of HCIA Inc. ("HCIA" or the "Company") which may be offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders") who received such shares in connection with the Company's acquisition of LBA Health Care Management, Inc. ("LBA"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. The Selling Stockholders received such shares of Common Stock in a private placement transaction and the Company has agreed to file and maintain a shelf registration statement relating to such shares in order to permit the Selling Stockholders to resell such shares from time to time.

         The Common Stock of the Company is traded on the Nasdaq National Market ("NASDAQ") under the symbol "HCIA." On November 29, 1996, the last reported sales price for the Company's Common Stock on NASDAQ was $28 3/4 per share.

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SEE  "RISK  FACTORS"  BEGINNING  ON  PAGE  3  OF  THIS  PROSPECTUS  FOR  CERTAIN
INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The distribution of shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on NASDAQ or on any exchange on which the Common Stock may then be listed in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

         All expenses of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay (i) any Selling Stockholder's underwriting discounts or selling commissions, or (ii) fees and expenses of the Selling Stockholder's counsel.



                The date of this Prospectus is December 3, 1996.

                                  THE COMPANY

         HCIA is a leading health care information content company that develops and markets integrated clinical information systems and products. The Company's systems and products range from standardized data bases to highly focused Decision Support Systems that assist its customers in evaluating the efficacy and economics of health care delivery. As of September 30, 1996, HCIA had more than 325 customers for its Decision Support Systems including hospitals, integrated delivery systems, self-insured employers, pharmaceutical companies and managed care organizations. The Company sold its Syndicated Products to more than 7,000 customers as of September 30, 1996.

         By utilizing its core collection of proprietary data standardization methodologies, value-added clinical measurement tools and data bases, including the International Classification of Clinical Services SystemTM (the "ICCS SystemTM"), the Company creates clinical information systems and products from its many large and disparate data streams. The ICCS SystemTM allows for the standardization and comparison of detailed clinical data across a broad range of data sources. The Company's proprietary disease management methodologies link the costs, quality, utilization and outcomes of medical services delivered to patients in various clinical settings. These methodologies and technical resources permit the Company to provide a level of clinical information that is substantially more detailed and useful in modifying clinical practice patterns than information derived from traditional health care data sources.

         As a result of its unique ability to integrate health care data collected from numerous sources and across varied treatment settings, the Company believes that it is well positioned to offer the information systems and products necessary to continue to increase average revenue per customer through the sale of more sophisticated and comprehensive Decision Support Systems. The Company continually seeks to enhance its systems and products through internal product development efforts and acquisitions of other companies, product lines and data resources, as well as through the creation of strategic relationships with key health care industry participants. Since 1991 the Company has acquired, as part of its overall growth strategy, a total of 15 health care information companies, product lines and data resources. Most recently, the Company acquired LBA, a provider of health care information products that combine data collection, benchmarking and decision support tools that enable its customers to achieve significant cost savings by (i) improving quality of outcomes, (ii) reducing clinical resource consumption and (iii) optimizing labor utilization. LBA's principal products include its value enhancement systems and Centers of Excellence programs which utilize comparative data base analyses and a clinical implementation management team to assist customers in reducing clinical resource consumption and improving outcomes in specific practice areas, such as orthopedics and cardiology.

         The Company utilizes a highly specialized direct field sales force to market Decision Support Systems. The Company's marketing and pricing strategies are focused on the generation of recurring revenue from Decision Support Systems through multi-year agreements (typically two to three years) and through the renewal of its Syndicated Products, which are updated annually. During 1995, approximately 69% of the Company's revenue was recurring in nature.

         Unless the context otherwise requires, references in this Prospectus to "HCIA" and the "Company" refer to HCIA Inc. and its predecessors and subsidiaries. The Company's executive offices are located at 300 East Lombard Street, Baltimore, Maryland 21202, and its telephone number is (410) 895-7470.

         "HCIA" is a registered trademark of HCIA Inc. This Prospectus also includes product names and other trademarks of HCIA and other companies.

                                  RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS.

         Acquisitions. The Company has, in part, expanded its systems and products through the acquisition of health care information companies, product lines and data resources. The Company intends to continue the acquisition of methodological, analytical and technical resources that will further enhance and expand the Company's systems and products.

         Acquisitions involve numerous risks, including difficulties in the assimilation of operations and products, the ability to manage geographically remote units, the diversion of management's attention from other business concerns, the risks of entering markets in which the Company has limited or no direct expertise and the potential loss of key employees of the acquired companies. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets, write-offs of acquired in-process research and development costs and/or future write-downs of the recorded values of assets acquired. There can be no assurance that any acquisition will result in long-term benefits to the Company or that management will be able to manage effectively the resulting business.

         Management Of Growth. The Company is currently experiencing a period of rapid growth and expansion which could place a significant strain on the Company's personnel and resources. The Company's growth has resulted in an increase in the level of responsibility for both existing and new management personnel. Many of the Company's management personnel have had limited or no experience in managing companies as large as the Company. The Company has sought to manage its current and anticipated growth through the recruitment of additional management and technical personnel and the implementation of internal systems and controls. However, the failure to manage growth effectively could materially and adversely affect the Company's operating results.

         Dependence On Key Personnel. The Company depends to a significant extent on key management, technical and marketing personnel. The Company's growth and future success will depend in large part on its ability to attract, motivate and retain highly qualified personnel, including management personnel of acquired companies. Except for an agreement with George D. Pillari, its Chairman of the Board, President and Chief Executive Officer, the Company does not have employment agreements with any of its officers. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company.

         Variations In Quarterly Results. The Company has experienced and expects to continue to experience variations in quarterly results. Recent quarterly variations are primarily due to the effect of one-time charges related to acquired in-process research and development costs and the timing of contract executions. Quarterly results are also influenced by the timing of release of certain systems and products as a result of the annual release of certain external data sources. The Company's operating results for any particular quarterly or annual period may not be indicative of results for future periods.

         Dependence On Intellectual Property Rights. The Company has made significant investments in the development and maintenance of its core collection of proprietary data standardization methodologies, value-added clinical measurement tools and technical resources that are used to transform its many large and disparate data streams into clinically relevant information products. The Company relies largely on its license agreements with customers and its own security systems, confidentiality procedures and employee nondisclosure agreements to maintain the trade secrecy of its proprietary information. There can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent misappropriation of the Company's proprietary information. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior systems, products or methodologies.

         Competition. The health care information market is intensely competitive and rapidly changing. The Company competes for the sale of systems and products and the resulting access to data with different companies in each of its target markets. Competitors vary in size and in the scope and breadth of the products and services offered. Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. There can be no assurance that future competition, or any significant loss of access to data resulting therefrom, will not have a material adverse effect on the Company.

         Major Customers. During 1994 and 1995, the Company's ten largest customers accounted for approximately 29% and 36%, respectively, of the Company's revenue. Many of the Company's contractual arrangements with its customers are subject to annual renewal. The loss of one or more of the Company's largest customers could have a material adverse effect on the Company.

         Integrity And Reliability Of Data. The Company's success depends significantly on the integrity of its data. Although the Company tests data for completeness and consistency, it does not conduct independent audits of the information provided by its customers. Moreover, while the Company believes that the benchmarking and other clinical, cost and performance information contained in its data base is representative of the operational aspects of various types of health care industry participants, there can be no assurance that such information is appropriate for comparative analysis in all cases or that the data bases accurately reflect general or specific trends in the health care market. If the information contained in the data were found, or were perceived, to be inaccurate, or if such information were generally perceived to be unreliable, the Company's business and operating results could be materially and adversely affected.

         Potential Cost Of Performance Guarantees. As part of its value enhancement systems, LBA has guaranteed that each customer will achieve a cost savings identified as at least equal to the fees the customer pays for the system. To the extent such cost savings are not achieved, LBA may be subject to claims related to such guarantees. Although LBA has never incurred a claim under its guarantee, there can be no assurance that this will continue to be the case. Liabilities related to such claims could have a material adverse effect on the Company's business and operating results could be materially and adversely affected.

         Volatility Of Stock Price. The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Common Stock may be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of acquisitions, new systems or products by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors.

         Changes In The Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care industry participants. During the past several years, the U.S. health care industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Various programs have been proposed to reform the U.S. health care system. Many of these programs contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's systems and products. The Company cannot predict what impact, if any, such factors might have on its business, financial condition and results of operations. In addition, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of the Company's systems and products.

         Government Regulation. The U.S. Food and Drug Administration (the "FDA") has promulgated a draft policy addressing the regulation of certain computer products as medical devices under the Federal Food, Drug, and Cosmetic Act. The FDA could determine in the future that certain applications of the Company's systems and products are clinical decision tools subject to FDA regulation as medical devices. In addition, the Company could become subject to future regulation of the manufacture and marketing of medical devices and health care software systems, or to legislation or regulation regarding the use of patient records or of access to health care data. Compliance with such legislation and regulation could be burdensome, time consuming and expensive. The Company cannot predict the effect of possible future legislation and regulation.

                          ---------------------------

Certain statements contained herein regarding matters that are not historical facts are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act")); and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed above.

                          PRICE RANGE OF COMMON STOCK

         Since the initial offering of the Company's Common Stock at $14.00 per share on February 22, 1995, the Common Stock has been traded on NASDAQ under the symbol "HCIA". Prior to such date, there was no public market for the Common Stock.

         The following table sets forth for the quarterly periods indicated the high and low closing sales price per share of Common Stock as reported by
NASDAQ:

                                                       HIGH      LOW


1995
1st Quarter (from February 22, 1995)...........    $25        $17 5/8
2nd Quarter....................................     31 5/8     21
3rd Quarter....................................     31 1/4     24 1/2
4th Quarter....................................     46 3/4     22 3/4

1996
1st Quarter....................................     55 3/4     41 7/8
2nd Quarter....................................     67 7/8     45 5/8
3rd Quarter....................................     67 3/8     48 1/2
4th Quarter (through November 29, 1996)........     36 1/2     22 3/4

         On November 29, 1996, there were 76 holders of record of the Company's Common Stock. The number of record holders is not representative of the number of beneficial holders since many shares are held by depositories, brokers or other nominees. On November 29, 1996, the last reported sale price of the Company's Common Stock on NASDAQ was $28 3/4 per share.

                                DIVIDEND POLICY

         The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company currently intends to retain any future earnings to fund the development and growth of its business.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         On August 9, 1996, the Company issued 492,961 shares of common stock to certain stockholders of HealthVISION, Inc., the former parent company of LBA. The shares were issued as part of the acquisition price for LBA, under the terms of a Registration Rights Agreement. The Company agreed to file a registration statement under the Securities Act to cover the sale of such shares, and to keep the registration statement effective until the earlier of the date that all such shares have been sold or for two years from the date of this Prospectus.

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of November 29, 1996, and as adjusted to reflect the assumed sale of all of the shares offered hereby by the Selling Stockholders.

                                                                                        Shares
                                                Shares Beneficially                   Beneficially
                                                  Owned Prior To                       Owned After
                                                   The Offering                       The Offering
                                              ----------------------    Shares   ------------------------
                                                Number      Percent     Offered      Number      Percent
Warburg, Pincus Investors, L.P. (1).........      22,092         *%      22,092         --        --%
United HealthCare Services, Inc. (2)........       9,404         *        9,404         --        --
HLM Partners V, L.P. (3)....................       2,346         *        2,346         --        --
HLM Partners VII, L.P.(3)...................       9,387         *        9,387         --        --
Lawrence J. Byrne (4).......................     116,518       1.0       90,000        26,518      *
Kevin J. Hicks (4)..........................     116,518       1.0       35,000        81,518      *

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* Less than 1%.

       (1) The sole general partner of Warburg, Pincus Investors, L.P. ("WP Investors") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Company, a New York general partnership, manages WP Investors. WP has a 20% interest in the profits of WP Investors and, through its wholly owned subsidiary, E.M. Warburg, Pincus & Co., Inc. owns 1.13% of the limited partnership interests in WP Investors. The address of WP Investors is 466 Lexington Avenue, New York, New York 10017.

       (2) The address of United HealthCare Services, Inc. is 9900 Bren Road, East, Minnetonka, Minnesota 55343.

       (3) The address of HLM Partners is 222 Berkeley Street, Suite 2150, Boston, MA 02116.

       (4) Each of Messrs. Byrne and Hicks has been a Senior Vice President of the Company since August 12, 1996. The address of Messrs. Byrne and Hicks is c/o the Company, 300 East Lombard Street, Baltimore, Maryland 21202.

                              PLAN OF DISTRIBUTION

         The distribution of the shares of Common Stock by a Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, or on NASDAQ (or any exchange on which the Common Stock may then be listed) in negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from a Selling Stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). A Selling Stockholder also may pledge shares as collateral for margin accounts and such shares may be resold pursuant to the terms of such accounts.

         In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in any particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

         The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby will be passed upon for the Company and the Selling Stockholders by Whiteford, Taylor & Preston L.L.P., Baltimore, Maryland.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995 incorporated by reference in this Prospectus and the Registration Statement by reference to the Company's Annual Report on Form 10-K, as amended, and the financial statements of William M. Mercer, Incorporated National Health Analysis Unit as of December 31, 1994 and September 30, 1995 and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated July 19, 1996, as amended, have been included herein and incorporated by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report by KPMG Peat Marwick LLP covering the consolidated financial statements of the Company noted above refers to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

         The combined balance sheet of LBA Health Care Management, Inc. and Healthcare Data Source, Inc. (collectively, the "Predecessor Business") as of December 31, 1994 and the combined statements of operations and retained earnings and cash flows for the Predecessor Business for each of the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through September 27, 1995, the balance sheet of LBA Health Care Management, Inc. as of December 31, 1995 and the statements of operations and retained earnings and cash flows of LBA Health Care Management, Inc. for the period from September 28, 1995 through December 31, 1995 and the consolidated balance sheet of HealthVISION, Inc. as of December 31, 1994 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period February 2, 1994 (inception) through December 31, 1994 incorporated in this Prospectus and Registration Statement by reference to the Company's Current Report on Form 8-K dated July 19, 1996, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated in this Prospectus and Registration Statement by reference to the Company's Current Report on Form 8-K dated July 19, 1996, as amended, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Datis Corporation as of May 31, 1993 and 1994 and for the year ended May 31, 1994 and the two months ended May 31, 1993 incorporated in this Prospectus by reference to the Form 8-K of HCIA Inc. dated July 19, 1996, as amended, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C. at prescribed rates. Such reports, proxy statements and other information concerning the Company can be inspected at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents or portions of documents filed by the Company with the Commission are incorporated herein by reference:

           (1) Annual Report on Form 10-K for the year ended December 31, 1995, as amended by the Form 10-K/A filed on April 30, 1996.

           (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

           (3) Current Report on Form 8-K dated July 19, 1996, as amended by the Form 8-K/As filed August 13, 1996 and October 21, 1996.

           (4) The description of the Common Stock contained in the Company's Registration Statement under the Exchange Act on Form 8-A filed on January 13, 1995.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the filing date of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO THE COMPANY, 300 EAST LOMBARD STREET, BALTIMORE, MARYLAND 21202, ATTENTION:
BARRY C. OFFUTT, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that here has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



                        TABLE OF CONTENTS


  Page

The Company...................................................................2
Risk Factors..................................................................3
Price Range of Common Stock...................................................5
Dividend Policy...............................................................5
Use of Proceeds...............................................................5
Selling Stockholders..........................................................6
Plan of Distribution..........................................................7
Legal Matters.................................................................7
Experts.......................................................................7
Additional Information........................................................8
Incorporation of Certain Information by Reference.............................8




                                 168,229 Shares

                                    HCIA INC

                                  Common Stock





                                December 3, 1996